Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4370966
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015
(Address of Principal Executive Offices)	(Zip Code)

ORASURE TECHNOLOGIES, INC. STOCK AWARD PLAN

(Full Title of the Plan)

Jack E. Jerrett

Senior Vice President, General Counsel and Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Telephone (610) 882-1820

(Name, Address, and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.000001 per share and options and other rights related thereto	2,800,000(3) shares	$7.07	$19,796,000	$2,298

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or certain other capital adjustments.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ Global Market on August 9, 2011.
(3)	Represents the additional shares of Common Stock subject to future grants under the OraSure Technologies, Inc. Stock Award Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement is filed solely to reflect an increase of 2,800,000 shares of the Registrant’s common stock, par value $0.000001 per share (the “Common Stock”), reserved for the OraSure Technologies, Inc. Stock Award Plan, as amended and restated (the “Plan”). Currently, 11,800,000 shares of Common Stock are registered for issuance under the Plan. Except as noted below, in accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-50340 filed on November 11, 2000, the Post Effective Amendments thereto filed on June 27, 2001 and February 14, 2002, Registration Statement No. 333-102235 filed December 27, 2002, Registration Statement No. 333-118385 filed August 20, 2004, Registration Statement No. 333-138814 filed November 17, 2006, and Registration Statement No. 333-151077 filed May 21, 2008 are incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

An opinion stating that the Common Stock registered hereunder, when sold and delivered in accordance with the provisions of the Plan and the terms of any applicable grant, will be validly issued, fully paid and nonassessable, has been rendered to the Company by Jack E. Jerrett, Senior Vice President and General Counsel of the Company. Mr. Jerrett owns 27,579 restricted shares of Common Stock under the Plan, and holds options to purchase 216,610 shares of Common Stock under the Plan. Mr. Jerrett is also eligible to receive future awards under the Plan.

Item 8. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

Item 9. Undertakings.

(a)	Undertakings required by Item 512(a) of Regulation S-K

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Undertakings required by Item 512(b) of Regulation S-K

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethlehem, Commonwealth of Pennsylvania, on this 15th day of August, 2011.

OraSure Technologies, Inc.

(Registrant)

By:	/s/ Ronald H. Spair
Ronald H. Spair

Chief Financial Officer, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 15th day of August, 2011.

Signature	Title

(1) Principal Executive Officer

/s/ Douglas A. Michels
Douglas A. Michels	President, Chief Executive Officer and Director

(2) Principal Financial Officer

/s/ Ronald H. Spair
Ronald H. Spair	Chief Financial Officer, Chief Operating Officer and Director

(3) Principal Accounting Officer

/s/ Mark L. Kuna
Mark L. Kuna	Senior Vice President, Finance and Controller

(4) The following members of the Board of Directors:

* MICHAEL CELANO	Director

* RONNY B. LANCASTER	Director

* CHARLES W. PATRICK	Director

* ROGER L. PRINGLE	Director

* STEPHEN S. TANG, PH.D.	Director

* DOUGLAS G. WATSON	Director

*By	/s/ Jack E. Jerrett
Jack E. Jerrett

Attorney-in-fact

INDEX TO EXHIBITS

4.1	Specimen certificate representing shares of OraSure Technologies, Inc. $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

5	Opinion of Jack E. Jerrett, Senior Vice President and General Counsel of OraSure Technologies, Inc.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jack E. Jerrett (included in Exhibit 5).

24	Power of Attorney.

99.1	OraSure Technologies, Inc. Stock Award Plan, as amended and restated effective as of May 17, 2011, is incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K filed May 5, 2011.